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Exhibit 10.41

Griffin Industrial Realty, Inc.
204 West Newberry Road
Bloomfield, CT 06002
(860) 286-7660
(860) 726-9362 (fax)

July 22, 2015

Mr. John J. Kirby, Jr.
88 Saddle Rock Road
Stamford, CT 06902-8230

        Re: Amendment to Extend the Exercise Period of Vested Stock Options

Dear John:

        This letter agreement (the "Letter Agreement") sets forth the understanding by and between you and Griffin Industrial Realty, Inc. (f/k/a Griffin Land & Nurseries, Inc.), a Delaware corporation (the "Company"), regarding the exercise period with respect to your options to purchase an aggregate of 3,730 shares of the Company's common stock, par value $0.001 per share (such options, the "Options") pursuant to the 2009 Stock Option Plan, as amended (the "Stock Option Plan"), and those certain Non-Qualified Stock Option Agreements by and between the Company and you, dated as of November 13, 2012 and May 14, 2013 (the "Stock Option Agreements") following your Termination of Directorship (as defined in the applicable Stock Option Agreement) on May 12, 2015. For the avoidance of doubt, this Letter Agreement does not apply to your option granted pursuant to that certain Non-Qualified Stock Option Agreement by and between the Company and you, dated as of May 13, 2014. Capitalized terms not defined herein shall have the meanings given to such terms in the Stock Option Plan.

        1.     As you are aware, Section 3.3 of each Stock Option Agreement provides that the Options will expire three (3) months following the date of your Termination of Directorship. Notwithstanding the foregoing, the Board has amended the Options to provide that the Option granted under each Stock Option Agreement shall remain exercisable until the tenth anniversary of the date such Option was granted pursuant to the Board's authority to amend or modify the terms of the Options pursuant to Section 5.4 of the Stock Option Plan and Section 5.8 of each Stock Option Agreement. Thus, unless exercised sooner, your Option to purchase 2,378 shares granted on November 13, 2012 will expire November 12, 2022 and your Option to purchase 1,352 shares granted on May 14, 2013 will expire May 13, 2023.

        2.     In order to effectuate the foregoing, you agree to execute any additional documents as may be reasonably requested from time to time by the Company.

        3.     This Letter Agreement (together with the Stock Option Plan and the Stock Option Agreements) sets forth the entire agreement between you and the Company with respect to the Options. Except as otherwise set forth in this Letter Agreement, the terms of the Stock Option Agreements will remain in full force and effect after the date hereof.

        Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy of each to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that the Letter Agreement is final and legally binding on you and the Company. This Letter Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflict of laws thereof and may be executed in several counterparts.

Very truly yours,
/s/ MICHAEL S. GAMZON Michael S. Gamzon President and Chief Operating Officer

        Agreed, Acknowledged and Accepted as of the first date set forth above:

/s/ JOHN KIRBY John Kirby

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  Exhibit 10.41
Griffin Industrial Realty, Inc. 204 West Newberry Road Bloomfield, CT 06002 (860) 286-7660 (860) 726-9362 (fax)